Exihibit 99.1

Isonics Receives Nasdaq Notifications

GOLDEN, Colo.—(BUSINESS WIRE)—Isonics Corporation (NASDAQ: ISON), a company that is focused on the development and provision of products and services for the semiconductor and homeland security markets, announced today that it received two notifications from Nasdaq, either of which may result in our common stock being delisted from the Nasdaq Capital Market.

The first notice stated that, based on the Form 10-Q for the three months ended July 31, 2007, Isonics fails to comply with Nasdaq Marketplace Rule 4310(c)(3) which requires the Company to have a minimum of $2.5 million in stockholders’ equity or $35 million in market value of securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. The Company has until October 2, 2007 to submit to Nasdaq a plan to achieve and sustain compliance with all the Nasdaq Capital Market listing requirements.

The second notice stated that for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4).  Under the rules, Isonics has 180 days, or until March 17, 2008 to regain compliance. If at anytime before March 17, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive days, the Nasdaq Staff will notify the Company that it has regained compliance.  Based on the Company’s current financial position as set forth in its most recent Form 10-Q filing, Isonics cannot offer any assurance that it will be able to provide Nasdaq with a plan that will bring it into compliance with the stockholders’ equity requirement; if that remains the case and Nasdaq delists its common stock as a result, the Company’s non-compliance with the market price requirement will be moot.

The Company also announced today financial results for its Semiconductor Division (the “Division”) for the first fiscal quarter ended July 31, 2007. The Division had revenue of $2.1 million for the period ended July 31, 2007, compared to revenue of $2.9 million for the year-earlier period.  The Division had an operating loss of $(361,000) for the fiscal 2008 first quarter, compared to $(199,000) in the same period one year ago. Although the Division reported significant revenue and operating income growth for the year ended April 30, 2007, many of the Division’s top semiconductor customers experienced weakened business results in recent quarters.  In addition, some customers have reported inventory buildup in reclaim and/or test products.  As a result of these two factors, the Division has recently seen a slowdown in orders of reclaim and test materials, which has had a negative impact on operating results. In order to minimize the effect of the slowdown,

Isonics has implemented many cost cutting measures and will continue to do so.  The Company believes that demand will rebound within a relatively short period of time and is hopeful that it will begin to see a recovery during the next six months.  Isonics continues to aggressively pursue and add new customers to mitigate the underlying uncertainties within its existing customer base.  See the Company’s Form 10-Q for the three months ended July 31, 2007 (filed with the SEC on September 14, 2007) for additional information.

About Isonics Corporation

Isonics Corporation is focused on the development and provision of homeland security products and services and the manufacture of 300-millimeter (and smaller diameter) silicon wafer reclaim and test products, wafer thinning and custom wafer products for the semiconductor industry. Additional information may be obtained at the Company’s Web site at www.isonics.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve estimates, assumptions, known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s 10-K for the year ended April 30, 2007 and reports subsequently filed with the Securities and Exchange Commission, which include the Company’s historical cash flow difficulties, dependence on significant customers, and rapid development of technology, among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in these filings with the Securities and Exchange Commission.

Contact:

Isonics Corporation

John Sakys, 303-279-7900

or

CEOcast, Inc. for Isonics

Andrew Hellman, 212-732-4300